                                                                   EXHIBIT 12
                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)
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                                                      Six
                                                     Months
                                                      Ended
                                                      June                   Years Ended December 31,
                                                       30,     -----------------------------------------------------
Earnings:                                             1997       1996       1995       1994       1993       1992
                                                    ---------  ---------  ---------  ---------  ---------  ---------
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                      $  167,153 $  313,141 $  299,879 $  167,803 $  264,584 $  231,792

  Fixed charges, excluding interest on deposits       73,600    113,515    108,683     77,074     47,905     50,687
                                                  ------------------------------------------------------------------
      Earnings including fixed charges but
        excluding interest on deposits               240,753    426,656    408,562    244,877    312,489    282,479

  Interest on deposits                               193,039    360,838    331,734    255,861    272,100    334,443
                                                  ------------------------------------------------------------------
      Earnings including fixed charges and
        interest on deposits                      $  433,792 $  787,494 $  740,296 $  500,738 $  584,589 $  616,922
                                                  ==================================================================

Fixed Charges:

  Interest Expense:

    Short-term borrowings                         $   50,559 $   62,071 $   47,740 $   39,681 $   18,010 $   17,606

    Long-term borrowings                              18,723     42,808     53,709     30,537     23,088     26,439

    One-third of rental expense for all operating
      leases (the amount deemed representative
      of the interest factor)                          4,318      8,636      7,234      6,856      6,807      6,642
                                                  ------------------------------------------------------------------
    Fixed charges excluding interest on deposits      73,600    113,515    108,683     77,074     47,905     50,687

    Interest on deposits                             193,039    360,838    331,734    255,861    272,100    334,443
                                                 ------------------------------------------------------------------
    Fixed charges including interest on deposits $   266,639 $  474,353 $  440,417 $  332,935 $  320,005 $  385,130
                                                 ==================================================================
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                        3.27 x     3.76 x     3.76 x     3.18 x     6.52 x     5.57 x

  Including interest on deposits                        1.63 x     1.66 x     1.68 x     1.50 x     1.83 x     1.60 x

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